Exhibit 99.1

Press Release 5-20-2008

In a letter to shareholders dated May 20, 2008 James F. Warsaw, President and CEO commented on the general economic conditions in the markets served by Mid-Wisconsin Bank. He also reported that the Board of Directors of Mid-Wisconsin Financial Services has declared a second quarter dividend of $.11 per share payable on June 16, 2008 to shareholders of record as of June 2, 2008.

In his letter he stated,

"General economic conditions for the counties we serve have not yet shown any significant signs of improvement. In fact, based on recent data, we are now operating in three of the most distressed counties in Wisconsin.

More companies have announced plans to reduce staff hours, either through layoffs or temporary plant closures. With more money being needed for gas, energy and food, the disposable income of most consumers in our markets has declined. Local real estate values have declined over the past 18 months, making it difficult for consumers to sell their homes. Local real estate agents are reporting year-to-date sales as being dismal. We are experiencing this first hand as despite our recent sales efforts, the demand for residential loan products has not met our expectations.

We continue to experience higher levels of consumer and small business loan delinquencies, defaults and foreclosures. These factors serve as early indicators of potential charge-offs and the challenges we face in improving credit quality in the near term.

Last week Federal Reserve Board Chairman Ben S. Bernanke encouraged banks to remain proactive in their efforts to preserve or attract new capital in order to navigate through this period of economic uncertainty and position themselves to take advantage of new business opportunities as economic conditions improve. While our capital ratios are currently above regulatory guidelines for well-capitalized institutions, the elevated levels of loan delinquencies and non-performing assets are cause for capital preservation at this time.
Accordingly, the Board of Directors of Mid-Wisconsin Financial Services, Inc. has declared a second quarter dividend of .11 per share payable on June 16, 2008, to shareholders of record as of June 2, 2008."

Mid-Wisconsin Financial Services, Inc., headquartered in Medford, Wisconsin, is the holding company of Mid-Wisconsin Bank which operates fourteen retail banking locations throughout central and northern Wisconsin serving markets in Clark, Eau Claire, Lincoln, Marathon, Oneida, Price, Taylor and Vilas counties. In addition to traditional loan and deposit products, the Bank offers trust, brokerage and private client services through its Wealth Management Services Group.
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This press release contains forward-looking statements or comments that are provided to assist in the understanding of anticipated future financial performance. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's view as of any subsequent date. Forward-looking estimates and statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this filing. Additional factors that that may cause actual results to differ materially from those expressed in the forward-looking statements include (i) other risks and assumptions described in Mid-Wisconsin's Annual Report on Form 10-K for the year ended December 31, 2007 under the headings "Forward-Looking Statements" and "Risk Factors" which factors are incorporated herein by reference, and (ii) such other factors as may be described in other Mid-Wisconsin filings with the Securities and Exchange Commission ("SEC"). We specifically disclaim any obligation to update factors or to publicly announce the result of revisions to any of the forward-looking statements or comments included herein to reflect future events or developments.